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                                                                   EXHIBIT 10.4

                        SEPARATION AGREEMENT AND RELEASE

This Agreement ("Agreement") is entered into this 2nd day of March, 2004 (the "Effective Date") by and between Rayovac Corporation ("Rayovac") and Stephen P. Shanesy ("Executive").

     WHEREAS, Executive is currently employed by Rayovac as Executive Vice President - Strategic Initiatives; and WHEREAS, Executive and Rayovac are parties to an Amended and Restated Employment Agreement dated October 1, 2002 (the "Employment Agreement"); and

     WHEREAS, Rayovac has previously granted Executive options to purchase shares of the Company's common stock as set forth on SCHEDULE A attached hereto and made a part hereof (the "Stock Options"); and

     WHEREAS, Executive owns two sets of common stock of Rayovac with unlapsed restrictions as to transfer (collectively, "Restricted Stock") as of the Effective Date. The first set of Restricted Stock is restricted by virtue of a Rayovac Corporation Restricted Stock Award Agreement dated October 1, 2002, and such agreement provided for the grant of Twenty-Eight Thousand Four Hundred and Fifteen (28,415) shares of Restricted Stock. The restrictions on such shares are all scheduled to lapse on September 30, 2005 in accordance with the terms of such agreement (the "First Set"). The second set of Restricted Stock is restricted by virtue of a Rayovac Corporation Restricted Stock Award Agreement dated October 1, 2003, and such agreement provided for the grant of Twenty-Two Thousand Two Hundred Sixty (22,260) shares of Restricted Stock. The restrictions on such shares are all scheduled to lapse over the three year period following the grant date of such Restricted Stock in accordance with the terms of such agreement (the "Second Set"); and

     WHEREAS, Executive has executed two Full Recourse Promissory Notes with Rayovac, the first dated May 1, 2002 in the amount of One Hundred Thirty Thousand and Two Dollars ($130,002) and the second dated August 11, 2000 in the amount of Two Hundred Thousand Dollars ($200,000) (the "Notes"); and

     WHEREAS, Rayovac and Executive desire to resolve all outstanding issues or future issues of any kind and reach a full and final settlement as to the Employment Agreement, the Stock Options, the Restricted Stock, the Notes and all other issues relating to Executive's employment with Rayovac.

     NOW THEREFORE, for and in consideration of the foregoing and of the terms, conditions and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Executive and Rayovac agree as follows:
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I.   REGULAR EMPLOYMENT. Effective January 1, 2004, Executive shall serve as
     Executive Vice President - Strategic Initiatives, and shall report to the Chief Executive Officer of Rayovac. Executive's last day at this EVP-Strategic Initiatives position with Rayovac will be March 31,2004.

II.  CONTINUING EMPLOYMENT ON SPECIAL ASSIGNMENT.

     a. DURATION. Executive will remain on special assignment from April 1, 2004 until September 30, 2005 (the "Special Assignment Period"), which shall be Executive's last day of employment with Rayovac, during which time Executive will be paid at his current base salary of Three Hundred Twenty-Five Thousand Dollars ($325,000) ("Base Salary") per annum. Deductions relating to the benefits set forth in Paragraph lI(c) below and applicable U.S. federal and state taxes and other required with holdings will be withheld from his wages.

     b. DUTIES. While on special assignment, Executive will not be expected to be present at Rayovac's offices, but will remain available for consultation if Rayovac encounters a situation requiring access to Executive's specialized knowledge.

     c. BENEFITS. During the Special Assignment Period, Executive will be eligible to participate in the following benefits available to Rayovac employees residing in the U.S.: Rayovac's Comprehensive Medical Plan, Dental Insurance Plan, Business Travel Accident Plan, Profit Sharing & Savings Plan (401 (k)) Executive Deferred Compensation and Life Insurance programs. Executive understands that, at the end of the Special Assignment Period, he is entitled to pursue his "COBRA" rights with respect to the continuation of medical insurance coverage pursuant to the applicable plan provisions and will have conversion options for the life and disability plans. Executive further understands that the benefits conferred by this Agreement will be governed by their respective plan terms. In addition, Executive shall receive income tax planning and preparation services for tax years 2004 and 2005, will retain all privileges under Rayovac's corporate membership at Bishop's Bay Country Club during the Special Assignment Period, and is eligible to receive one executive physical during the Special Assignment Period.

     d. SETTLEMENT. Salary and benefits set forth in this Section II shall be paid in full satisfaction of Executive's severance benefits and the other benefits after termination, if any, called for by the Employment Agreement.

     e. BONUS. Executive shall be paid a bonus for fiscal year 2004, provided and to the extent Rayovac achieves applicable performance objectives for such fiscal year as determined by the Board of Directors. Executive shall be paid a bonus for fiscal year 2005 in the amount of One Hundred Ninety 2

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          Five Thousand Dollars ($195,000) on or before December 31, 2005.
          Executive shall not be eligible for any other bonus payments, including any bonus for fiscal year 2006.

     f. VACATION. Vacation benefits will accrue through September 30, 2004. Payment for any unused, accrued vacation days will be made on or before October 30, 2004. Executive will not earn or accrue additional vacation benefits after September 30, 2004.

     g. STOCK OPTIONS / STOCK GRANTS. Executive's Stock Options scheduled to vest in October 2004 and in October 2005 shall so vest at such time. Executive must exercise all vested options on or before October 30, 2005 or the Stock Options will be forfeited. No new Stock Options or awards of Restricted Stock will be granted after the Effective Date; provided, that Executive shall receive a cash award in lieu of an equity grant for fiscal year 2004. The target amount of this award will equal $108,333.33; payment will be made at such time equity awards are granted to other Executive Committee members by the Compensation Committee of the Board of Directors of Rayovac.

     h. RESTRICTED STOCK. Executive and Rayovac agree that all restrictions on the First Set of Restricted Stock and the Second Set of Restricted Stock shall lapse in accordance with the terms of the Restricted Stock Award Agreement governing such grants; provided, however, that any Restricted Stock granted under the Second Set of Restricted Stock still bearing restrictions on October 2, 2005 shall be forfeited to Rayovac on such date. As soon as reasonably practicable after the Effective Date, Executive shall deliver all certificates in Executive's possession or under Executive's control (if any) relating to such forfeited Restricted Stock to the Legal Department at Rayovac's World Headquarters for cancellation.

     i. VEHICLE. Executive shall be entitled to use his Rayovac-owned/leased vehicle until September, 2005 in accordance with the terms, and subject to the conditions, of the Executive Leased Vehicle Policy. In accordance with the terms of such policy, Executive shall be entitled to purchase such vehicle at book value in September, 2005. Executive will be responsible for taxes relating to the fair market value of the vehicle at the time of purchase.

     j. SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN. Rayovac will credit Executive's Supplemental Executive Retirement Plan ("SERP") account with a Rayovac contribution made in accordance with the terms and conditions of the SERP on October 1, 2004. Executive's SERP account will continue to vest and accrue interest during the Special Assignment Period in accordance with the terms and conditions of the SERP. No additional contributions will be made after October 1, 2004.

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     k.   NOTES. Executive shall remain bound by the terms and conditions of the
          Notes, including, without limitation, the obligation to make payments of principal and interest on or before applicable dates specified in such Notes. Notwithstanding the above, in no event may any principal or interest under such Notes remain outstanding after September 30, 2005.

     m. USE OF RAYOVAC EQUIPMENT. Executive shall enjoy the use of a Rayovacowned personal computer (and associated software and peripherals) and cellular telephone during the Special Assignment Period. Rayovac will discontinue access to Rayovac networks and the support of Rayovac's information services department as of September 30, 2004. Costs and expenses of cellular telephone service after September 30, 2004 will be the sole responsibility and obligation of Executive.

III. ACKNOWLEDGEMENT AND CONSIDERATION. Executive agrees that the payments and benefits described in Paragraph II above and his continued employment on special assignment are being provided in consideration for his signing this Agreement, giving a release and covenant not to sue, and not revoking under Paragraph XV so that this Agreement becomes effective. Executive understands that he is not otherwise entitled to many of the benefits provided under this Agreement and that he will not receive these benefits unless he signs this Agreement and it becomes effective.

IV. GENERAL RELEASE BY EXECUTIVE. Except as set forth in Paragraph V below, Executive on his own behalf and for his spouse, heirs, successors, assigns, executors and representatives of any kind, hereby releases and forever discharges Rayovac, its subsidiaries and affiliates, and its and their present and former employees, directors, officers, agents, shareholders, and insurers, from any and all claims, demands, rights, liabilities, and causes of action of any kind or nature, known or unknown, arising prior to, on or after the execution date of this Agreement, including but not limited to any claims, demands, rights, liabilities and causes of actions arising or having arisen out of or in connection with his employment or his termination of employment with Rayovac, except as provided in Paragraph V below or as otherwise set forth in this Agreement. This release specifically includes, but is not limited to, a release of any and all claims pursuant to the Age Discrimination in Employment Act ("ADEA"), 29 U.S.C. Section 621 ET SEQ., the Wisconsin Fair Employment Act, Wis. Stats., Sections 111.31-111.395, Title VII of the Civil Rights Act of 1964, 42 U.S.C. Section 2000e et seq., 42 U.S.C. Sections 1981-1986, the Civil Rights Act of 1991, the Americans with Disabilities Act, all claims for defamation and wrongful discharge, and any other claims whether based on contract or tort.

V. CLAIMS NOT WAIVED. Executive understands that this Agreement does not waive any claims that he may have under (a) any worker's compensation law; (b) any plan currently maintained by Rayovac that provides for retirement benefits; (c) any law or any policy or plan currently maintained by Rayovac that provides health insurance

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continuation or conversion rights; or (d) any claim that the Executive by law may not waive.

VI. COVENANT NOT TO SUE. Executive understands and agrees that this Agreement does prohibit Executive from initiating a lawsuit against Rayovac for any claim released in Paragraph IV and does prohibit Executive from recovering any amounts or obtaining any remedy for himself for any claim released under Paragraph IV through an action or proceeding brought by others. Executive further understands that if he violates any of the commitments he has made in this Agreement, Rayovac may seek to recover or discontinue all of the payments, benefits and other rights provided in exchange for acceptance of this Agreement. Executive also agrees to pay Rayovac's costs, including attorneys' fees, incurred in enforcing this Agreement, except as prohibited by law.

VII. CONFIDENTIALITY/NON-DISPARAGEMENT. Executive agrees to keep the terms of this Agreement completely confidential, except that Executive may share information concerning the terms of this Agreement with his family, and as necessary for purposes of legal or tax advice, with his attorney and tax advisor, subject to the understanding that his family, attorney and tax advisor will also keep the terms of this Agreement completely confidential, and that any breach by them will be considered a breach by Executive. Executive also agrees not to make disparaging remarks to customers, suppliers or others about Rayovac's business, products or employees.

VIII. NON-ADMISSION. This Agreement does not constitute an admission by either party that any action it took prior to the date hereof with respect to the other was wrongful, unlawful or in violation of any statute, law or regulation. Instead, this Agreement is entered into solely for the purposes of compromise and to clarify the parties' respective rights and obligations.

IX. BREACH OF AGREEMENTS BY EXECUTIVE. In the event that Executive breaches any term or condition of this Agreement, or any other agreement in effect between the parties, including those relating to treatment of confidential information as set forth in confidentiality agreements previously executed by Executive, Company shall have the right to immediately terminate the benefits which would otherwise accrue to Executive under this Agreement.

X. PREVIOUS AGREEMENTS. The Employment Agreement between the parties dated October 1, 2002, and all other agreements between the parties (excluding only Stock Option Agreements, Restricted Stock Agreements and Notes specifically referenced herein) are hereby terminated and all rights and obligations thereunder are of no further force or effect. Executive understands and agrees that this document contains the entire agreement between Executive and Rayovac relating to his employment with Rayovac, that this agreement supersedes and displaces any prior agreements and discussions between Executive and Rayovac relating to such matters and that he may not rely on any such prior agreements and discussions.

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XI.  NON-COMPETE. Executive agrees as follows:

     a. That during his employment with Rayovac through the end of the Special Assignment Period, he will not, directly or indirectly, in any capacity, either separately, jointly or in association with others, as an officer, director, consultant, agent, employee, owner, principal, partner or stockholder of any business, or in any other capacity, engage or have a financial interest in any business which is involved in the design, manufacturing, marketing or sale of batteries or battery operated lighting devices (excepting only the ownership of not more than 5% of the outstanding securities of any class of stock in a company listed on a stock exchange) and conducts business in North America.

     b. Without limiting the generality of clause (a) above, Executive further agrees that during his employment with Rayovac through the end of the Special Assignment Period, he will not, directly or indirectly, in any capacity, either separately, jointly or in association with others, solicit or otherwise contact any of Rayovac's customers or prospects, as shown by Rayovac's records, that were customers or prospects of Rayovac at any time during the tenure of his employment with Rayovac through the end of the Special Assignment Period if such solicitation or contact is for the general purpose of selling products that satisfy the same general needs as any products that Rayovac had available for sale to its customers or prospects.

     c. That during the tenure of his employment with Rayovac through the end of the Special Assignment Period, he shall not, other than in connection with employment for Rayovac, solicit the employment or services of any employee of Rayovac who is or was an employee of Rayovac at any time during the tenure of his employment with Rayovac through the end of the Special Assignment Period. During the period between the date hereof and the end of the Special Assignment Period, the Executive shall not hire any employee of Rayovac for any other business.

     d. If a court determines that the foregoing restrictions are too broad or otherwise unreasonable under applicable law, including with respect to time or space, the court is hereby requested and authorized by the parties hereto to revise the foregoing restrictions to include the maximum restrictions allowed under the applicable law. For purposes of this Paragraph XI and Paragraph XII, "Rayovac" refers to Rayovac and any incorporated or unincorporated affiliates of Rayovac.

XII. CONFIDENTIAL INFORMATION

     a. The Executive agrees to hold in strict confidence and, except as Rayovac may authorize or direct, not disclose to any person or use

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          any confidential information or materials received by the Executive from Rayovac and any confidential information or materials of other parties received by the Executive in connection with his employment with Rayovac. For purposes of this Paragraph XII, confidential information or materials shall include existing and potential customer information, existing and potential supplier information, product information, design and construction information, pricing and profitability information, financial information, sales and marketing strategies and techniques and business ideas or practices. The restriction on the Executive's use or disclosure of the confidential information or materials shall remain in force until the earlier of
          (i) such information is of general knowledge in the industry through no fault of the Executive or any agent of the Executive and (ii) the date five (5) years from the end of the Special Assignment Period. The Executive also agrees to return to Rayovac promptly upon its request any Rayovac information or materials in the Executive's possession or under the Executive's control.

     b. For a period of five (5) years from the end of the Special Assignment Period, the Executive will not disclose to any other person, firm or entity any inventions, discoveries, improvements, trade secrets, formulas, techniques, processes, know-how and similar matters, whether or not patentable and whether or not reduced to practice, which are conceived or learned by the Executive during the period of the Executive's employment with Rayovac, either alone or with others, which relate to or result from the actual or anticipated business or research of Rayovac or which result, to any extent, from the Executive's use of Rayovac's premises or property; provided, however, that this Paragraph XII(b) shall be subject to any applicable law relating to the disclosure of trade secrets.

     c. Upon the request of Rayovac, Executive shall promptly deliver to Rayovac all documents, data, records, notes, drawings, manuals and all other tangible information in whatever form which pertains to Rayovac, and the Executive will not retain any such information or any reproduction or excerpt thereof.

XIII. GOVERNING LAW/DISPUTES/WAIVER OF JURY TRIAL. This Agreement shall be construed under and governed by the laws of the State of Wisconsin, without reference to its conflicts of law principles. Any disputes arising out of this Agreement shall be brought in federal district court in Madison, Wisconsin. THE PARTIES AGREE TO WAIVE ANY AND ALL RIGHTS THAT THEY MAY HAVE TO A JURY TRIAL WITH RESPECT TO DISPUTES ARISING OUT OF THIS AGREEMENT.

XIV. VOLUNTARY AGREEMENT. Executive acknowledges and states that he has read and understands this Agreement and has entered into it knowingly and voluntarily.

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XV. CONSIDERATION AND REVOCATION PERIOD. Executive hereby acknowledges that he was given a copy of this Agreement and was given twenty-one (21) days to review it and consider whether to sign it, and that he was encouraged by Rayovac to consult an attorney during said twenty-one (21) day period about this Agreement. He further understands that for a period of seven (7) days following his execution of this Agreement, he may revoke the Agreement by doing so in writing and that the Agreement will not become enforceable or effective until the revocation period has expired without revocation. Any revocation must be delivered to the Human Resources Department at Rayovac's World Headquarters.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date written below.

Rayovac Corporation                       Stephen P. Shanesy

By: /S/ DAVID A. JONES                    /S/ STEPHEN P. SHANESY
    ------------------                    ----------------------

Name & Title:  David A. Jones, CEO

Date: 3/2/04                                      Date:  3/2/04
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